EXHIBIT 16.1

[LETTERHEAD OF ROSEN SEYMOUR SHAPSS MARTIN & COMPANY LLP]


                                 April 7, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the first three paragraphs of Item 4 included in the Form 8-K of CNE Group, Inc. (the "Company") dated April 6, to be filed with the Securities and Exchange Commission (the "Commission") and are in agreement with the statements contained therein to which we wish to add the following remarks: we were paid on March 31, 2005 the remaining balance of our professional fees in connection with our reviews of the 2nd and 3rd quarter Form 10-Qs for the year 2004, and on April 5, 2005 we notified the Company's management that, because we have not been provided with all documentation supporting the financial statements for the year ended December 31, 2004, it would not be possible for us to complete the annual audit of the Company's financial statements as of, and for the year ended December 31, 2004 for filing with the Commission by April 15, 2005.

                                       Very truly yours,

                                       Rosen Seymour Shapss Martin & Company LLP

                                   /s/ Rosen Seymour Shapss Martin & Company LLP


cc: Anthony Conigliaro, VP and CFO